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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

PRESS AND INDUSTRY ANALYSTS:                     FINANCIAL ANALYSTS:
Val Cureton                                      Maili Bergman
Marketing Communications Manager                 Director of Investor Relations
408.434.5021 (voice)                             408.434.5158 (voice)
408.545.5794 (fax)                               408.434.5002 (fax)
val.cureton@adept.com                            maili.bergman@adept.com


ADEPT TECHNOLOGY TO ACQUIRE CHAD INDUSTRIES

PURCHASE INTENDED TO INCREASE ADEPT'S FIBER OPTIC AUTOMATION CAPACITY

SAN JOSE, CALIFORNIA -- June 28, 2001 - Adept Technology, Inc. (NASDAQ: ADTK), a manufacturer of flexible automation for the telecommunications, fiber optic and semiconductor industries, today announced that it has signed a definitive agreement to acquire privately held CHAD Industries, Inc., located in Orange, California ("CHAD"), in exchange for a combination of equity and cash to be paid out over three years. Completion of the acquisition remains subject to obtaining required approvals and other standard closing conditions. Adept reports that this latest strategic acquisition is expected to be immediately accretive to revenue and earnings.

"The acquisition of CHAD is the culmination of a successful 17 year relationship," stated Brian R. Carlisle, Chairman and Chief Executive Officer of Adept. "We intend to leverage this added capacity to expand our delivery of semi-automatic and fully-automated assembly and process solutions for fiber optic component manufacturers."

The acquisition of CHAD is the latest step in Adept's ongoing photonics automation strategy. CHAD's extensive experience developing and building standardized precision workcells based on Adept software, controls and robot systems was key in the acquisition decision. Adept plans to leverage CHAD's expertise in small part feeding, precision tooling design, and the handling of odd-form components to add capacity in photonics automation. CHAD's initial role within Adept following completion of the acquisition will be to develop process module tooling for both Adept NanoLine stage products and NanoCell automated process ready platforms. In addition, Adept plans to support and grow CHAD's existing odd-form standard machine business, which has been the cornerstone of CHAD for the last two decades.

ABOUT CHAD

Founded in 1973 CHAD Industries was established as a design and manufacturing company specializing in custom automation. As the company advanced, new products and methods for solving complex manual assembly processes were developed. These custom machines served many high production industries

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ranging from food packaging to printing to the electronics industry. This diverse design and production experience has given the company invaluable knowledge and expertise, which proved key to their pioneering the use of robots for electronic odd-form assembly and provided the foundation for current product and business development. For over two decades, CHAD has mastered off-the-shelf modular component tools, which can be applied and integrated into virtually any system configuration required to meet the needs of its customers.

ABOUT ADEPT

Adept Technology designs, manufactures and markets factory automation components and systems for the fiber optic, telecommunications, semiconductor, automotive, food and durable goods industries throughout the world. Adept's robots, controllers, and software products are used for small parts assembly, material handling and ultra precision process applications. Our intelligent automation product lines include industrial robots, configurable linear modules, flexible feeders, semiconductor process components, nanopositioners, machine controllers for robot mechanisms and other flexible automation equipment, machine vision, systems and software, application software, and simulation software. Founded in 1983, Adept is America's largest manufacturer of industrial robots. More information is available at www.adept.com.

This press release contains certain forward-looking statements that involve a number of risks and uncertainties. The company's actual results could differ materially from those expressed in any of the above forward-looking statements for a variety of reasons, including but not limited to: the risks associated with potential acquisitions, including integration risks associated with our proposed acquisition of CHAD and our acquisition of BYE/Oasis, Pensar-Tucson, NanoMotion, HexaVision, the company's dependence on the continued growth of the intelligent automation market; the potential delays associated with the development and introduction of new products or software releases; the cyclicality of capital spending of the company's customers; the risks associated with sole or single sources of supply and lengthy procurement lead times; the company's highly competitive industry; rapid technological change within the company's industry; the lengthy sales cycles for the company's products; and the company's dependence on retention and attraction of key employees.

For a discussion of additional risk factors relating to Adept's business, see the company's annual report on Form 10-K for the fiscal year ended June 30, 2000 and Adept's quarterly reports on Form 10-Q for the quarters ended September 30, 2000, December 30, 2000 and March 31, 2001, including Management's Discussion and Analysis of Financial Condition and Results of Operations contained therein.


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trademark of Adept Technology.